Independent Auditors’ Consent

The Board of Directors
Palatin Technologies, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-33569, 333-56605, 333-64951, 333-72873, 333-84421, 333-52024, 333-54981, 333-74990, 333-100469, 333-101764, 333-104370) on Form S-3 and in the registration statements (No. 333-57079, 333-83876) on Form S-8, of Palatin Technologies, Inc. of our report dated September 19, 2003, with respect to the consolidated balance sheets of Palatin Technologies, Inc. and subsidiaries as of June 30, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended, and the period from January 28, 1986 (inception) through June 30, 2003, which report appears in the June 30, 2003, annual report on Form 10-K of Palatin Technologies, Inc.

/s/ KPMG LLP

Philadelphia, Pennsylvania
September 29, 2003